As filed with the Securities and Exchange Commission on August 14, 2002

Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4150 Network Circle Santa Clara, CA 95054 (Address, including zip code, of Registrant’s Principal Executive Offices)	94-2805249 (I.R.S. Employer Identification Number)

AFARA WEBSYSTEMS, INC. 2000 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Scott G. McNealy
Chief Executive Officer
SUN MICROSYSTEMS, INC.
4150 Network Circle
Santa Clara, CA 95054
(650) 960-1300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Katharine A. Martin, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share (1)	Price	Registration Fee

Common Stock, par value $0.00067 per share, to be issued upon exercise of options granted under the Afara WebSystems, Inc. 2000 Equity Incentive Plan (the “Plan”)	209,648	$1.42	$297,700.16	$27.39

(1)	The Proposed Maximum Offering Price Per Share was computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. Computation based on the weighted-average per share exercise price (rounded to the nearest cent) of outstanding options under the Plan, the underlying shares of which are registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by Sun Microsystems, Inc. (the “Registrant”):

1.	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2001, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001, December 30, 2001 and March 31, 2002, respectively, filed pursuant to Section 13(a) of the Exchange Act.

3.	The Registrant’s Current Report on Form 8-K filed on February 14, 2002, pursuant to Section 13(a) of the Exchange Act.

4.	The Registrant’s Current Report on Form 8-K filed on May 3, 2002, pursuant to Section 13(a) of the Exchange Act.

5.	The Registrant’s Current Report on Form 8-K filed on August 9, 2002 pursuant to Section 13(a) of the Exchange Act.

6.	The Registrant’s Registration Statement on Form 8-A relating to the Registrant’s Common Stock filed pursuant to Section 12(g) of the Exchange Act on October 24, 1986, as amended.

7.	The Registrant’s Registration Statement on Form 8-A/A Amendment No. 9 relating to the Registrant’s Common Share Purchase Rights filed pursuant to Section 12(g) of the Exchange Act on December 20, 2000.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Registrant who serve as administrators of the Plan. In addition, the Company has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Number	Document

4.1	Afara WebSystems, Inc. 2000 Equity Incentive Plan, as amended
5.1	Opinion of Counsel with respect to the legality of the securities being registered
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (see page 6)
99(i).1	Selected Financial Data Additional Disclosure for FASB No. 142

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Sun Microsystems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 12, 2002.

SUN MICROSYSTEMS, INC

By:	/s/ Stephen T. McGowan

Stephen T. McGowan Executive Vice President, Corporate Resources and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott G. McNealy and Stephen T. McGowan, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Scott G. McNealy Scott G. McNealy	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 12, 2002

/s/ Stephen T. McGowan Stephen T. McGowan	Executive Vice President, Corporate Resources and Chief Financial Officer (Principal Financial Officer)	August 12, 2002

/s/ Michael L. Popov Michael L. Popov	Vice President, Corporate Controller (Principal Accounting Officer)	August 12, 2002

/s/ James L. Barksdale James L. Barksdale	Director	August 12, 2002

/s/ L. John Doerr L. John Doerr	Director	August 12, 2002

/s/ Judith L. Estrin Judith L. Estrin	Director	August 12, 2002

Robert J. Fisher	Director	,2002

Robert L. Long	Director	,2002

/s/ M. Kenneth Oshman M. Kenneth Oshman	Director	August 12, 2002

/s/ Naomi O. Seligman Naomi O. Seligman	Director	August 12, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Afara WebSystems, Inc. 2000 Equity Incentive Plan, as amended
5.1	Opinion of Counsel, with respect to the legality of the securities being registered
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (see page 6)
99(i).1	Selected Financial Data Additional Disclosure for FASB No. 142